Exhibit (d)(4)

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

Gargoyle Investment Advisor L.L.C., TCW Investment Management Company, and TCW Alternative Funds hereby agree to amend the Investment Sub-Advisory Agreement (“Agreement”) entered into by the parties and dated as of April 10, 2015 as follows.

This amendment shall be effective as of November 27, 2015. All other terms and conditions of the Agreement will remain in full force and effect. Schedules A and B are hereby deleted in their entirety and replaced with the following:

SCHEDULE A

Funds

TCW/Gargoyle Hedged Value Fund

TCW/Gargoyle Dynamic 500 Fund

TCW/Gargoyle Systematic Value Fund

SCHEDULE B

Sub-Advisory Fees

TCW/Gargoyle Hedged Value Fund:

The Sub-Advisory Fees shall equal:

a.	Up to and including December 31, 2017,

i.	95% of the amount of the Net Fees from Ported AUM;

ii.	65% of the Management Fees received on the first $400 million of Fund AUM in excess of the Ported AUM and Expenses;

iii.	35% of the Management Fees received on the second $400 million of Fund AUM in excess of the Ported AUM and Expenses; and

iv.	50% of the Management Fees received on Fund AUM exceeding $800 million in excess of the Ported AUM and Expenses; and

b.	After December 31, 2017, 50% of the Management Fees received,

subject to such further reductions and expenses as may be agreed between the Adviser and the Sub-Adviser pursuant to a separate written agreement.

The Sub-Adviser shall be entitled to Sub-Advisory Fees pursuant to subsections (a)(ii), (a)(iii), (a)(iv) and (b) above that are, in the aggregate, no less than the aggregate Management Fees received by the Adviser with respect to the relevant Fund AUM after the deduction of Expenses. In the event that the lifetime payments pursuant to those subsections (as measured as of the last day of each calendar year) result in payments to the Sub-Adviser that are, in the aggregate, less than the aggregate Management Fees received by the Adviser with respect to the relevant Fund AUM after the deduction of Expenses, an additional amount shall be paid to the Sub-Adviser to cause the aggregate payments pursuant to those subsections to equal those to the Adviser as described above.

“Fund AUM” shall be determined monthly by the average of the daily Current Net Assets of the Fund for the month.

“Expenses” shall mean any and all (i) out-of-pocket expenses incurred by the Adviser on behalf of the Fund that are not covered by the expense fee charged by the Fund for items such as administration expenses for the Fund, including costs of formation, dissolution and winding up, Board meetings, preparation and filing of registration statements and other filings with the SEC, legal and accounting fees, expense reimbursements (if any) paid by the Adviser or the Sub-Adviser to the Fund (“Reimbursements”), and fees to other third party administrative service providers, including custodians and transfer agents and Platform Expenses; and (ii) expenses incurred by the Adviser in connection with the creation of the Fund and the merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund, other than those expenses reimbursable from the Fund.

“Management Fees” shall mean the management fees received by the Adviser pursuant to the Investment Advisory and Management Agreement between the Adviser and the Fund.

“Net Fees from Ported AUM” shall equal the gross amount of Management Fees earned by Adviser on the Ported AUM less (x) the portion of Platform Expenses related to the Ported AUM that are not chargeable to the Fund and (y) such other expenses as may be agreed between the Parties.

“Platform Expenses” shall mean any amounts paid to platforms (e.g. Fidelity or JP Morgan) for distribution, recordkeeping and transfer agency expenses that are not chargeable to the Fund.

“Ported AUM” shall equal the lesser of (i) the net assets of the RiverPark/Gargoyle Hedged Value Fund on the day of the announcement of the proposed merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund or (ii) the net assets on date of the merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund.

TCW/Gargoyle Dynamic 500 Fund and TCW/Gargoyle Systematic Value Fund:

The Sub-Advisory Fees in respect of each Fund shall equal 50% of the Management Fees received on Fund AUM in excess of Expenses.

“Fund AUM” shall be determined monthly by the average of the daily Current Net Assets of the applicable Fund for the month.

“Expenses” shall mean any and all (i) out-of-pocket expenses incurred by the Adviser on behalf of the applicable Fund that are not covered by the expense fee charged by the Fund for items such as administration expenses for the Fund, including costs of formation, dissolution and winding up, Board meetings, preparation and filing of registration statements and other filings with the SEC, legal and accounting fees, expense reimbursements (if any) paid by the Adviser or the Sub-Adviser to the Fund (“Reimbursements”), and fees to other third party administrative service providers, including custodians and transfer agents and Platform Expenses; and (ii) expenses incurred by the Adviser in connection with the creation of the Fund, other than those expenses reimbursable from the Fund.

“Management Fees” shall mean the management fees received by the Adviser pursuant to the Investment Advisory and Management Agreement between the Adviser and the Fund.

“Platform Expenses” shall mean any amounts paid to platforms (e.g. Fidelity or JP Morgan) for distribution, recordkeeping and transfer agency expenses that are not chargeable to the Fund.

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

TCW Investment Management Company (Adviser)

By:	/s/ David S. DeVito
Name:	David S. DeVito
Title:	Executive Vice President and Chief Operating Officer

Gargoyle Investment Advisor L.L.C. (Sub-Adviser)

By:	/s/ Joshua B. Parker
Name:	Joshua B. Parker
Title:	President

As a Third Party Beneficiary, and as a party for purposes of Sections 5 and 18 of the Agreement

TCW Alternative Funds

on behalf of each Fund

By:	/s/ Richard M. Villa
Name:	Richard M. Villa
Title:	Managing Director and Chief Financial Officer